UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 16, 2008

CHINA DIGITAL COMMUNICATION GROUP
(Exact name of registrant as specified in the Charter)

Nevada		91-2132336
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

NO. 2222 Jintian Road, Anlian Building
15th Floor A-01 and A-02, Futian
Shenzhen, China
 (Address of Principal Executive Offices)

86-755-2698-3767
 (Issuer Telephone number)

 (Former Name or Former Address if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 29, 2008, Shenzhen E’Jenie Science and Technology Development Ltd., a wholly-owned subsidiary of China Digital Communication Group (“we” or the "Borrower") entered into a loan agreement (the "Loan Agreement") with China Construction Bank, Shenzhen Branch (the “Lender") for a working capital loan (the “Loan”). The transaction was closed on September 16, 2008. The Loan has a one-year term in the principal amount of RMB 15 million (equal to approximately USD $2.15 million) at an interest rate of 8.59%, which is a 15% premium over the current 7.47% interest rate, from August 25, 2008 to August 24, 2009. It shall be used solely for liquidity capital purpose, and is secured by Shenzhen Hua Yin Guaranty and Investment LLC (“Hua Yin”). We paid a guarantee fee of $110,000 USD to Hua Yin, who will be liable for any unpaid portion of the Loan if we default on the payments. The Loan is also subject to certain conditions as follows:

•	the Borrower shall settle all previous balance with the Lender;
•	all properties of the Borrower shall not be transferred during the term;
•	the settlement amount in China Construction Bank shall not be lower than 50%.

The foregoing description of the Loan Agreement contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement attached hereto as Exhibit 10.1.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See "Item 1.01. Entry into a Material Definitive Agreement," which is incorporated herein by reference.

ITEM 9.01. EXHIBITS.

10.1	Loan Agreement between the Borrower and the Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL COMMUNICATION GROUP

Date: September 17, 2008	By:	/s/ Zhongnan Xu
Name: Zhongnan Xu
Title: Chief Executive Officer